EXHIBIT 10.5

AGREEMENT

This Agreement (the “Agreement”) is entered into and made effective the 30th day of August 2004 (the “Effective Date”) between CardioVascular BioTherapeutics, Inc. (“CARDIO”), whose principal place of business is at 1700 West Horizon Parkway, Suite 100, Henderson, Nevada 89102, and Dr. Thomas Joseph Stegmann, an individual residing in Fulda, Germany (“STEGMANN”). CARDIO and STEGMANN may be referred to herein collectively as the “Parties.”

WHEREAS, CARDIO and STEGMANN entered into a letter agreement March 11, 1998 setting forth a mutual agreement relating to a collaborative relationship to undertake research and development of medical technology developed by STEGMANN (the “Letter Agreement”); and,

WHEREAS, the Parties entered into Side Letter No. 1 to the Letter Agreement dated March 11, 1998 outlining the financial aspects of the proposed agreement (the “Side Letter”); and

WHEREAS, CARDIO and STEGMANN wish to terminate the Letter Agreement and the Side Letter, acknowledge full compliance by the Parties under both the Letter Agreement and the Side Letter, and cancel all future obligations and liabilities that may exist under the Letter Agreement and the Side Letter; and

WHEREAS, the Parties wish to entered into a new agreement as set forth herein memorializing the terms of their collaboration;

NOW THEREFORE, in consideration of the cancellation of the Letter Agreement and Side Agreement and in exchange for the rights granted herein and other valuable considerations the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Termination of Letter Agreement and Side Letter. As of the Effective Date the Letter Agreement and Side Letter are hereby terminated.

1.1 CARDIO acknowledges that STEGMANN has fully performed to date under the terms of the Letter Agreement and Side Letter.

1.2 STEGMANN acknowledges that CARDIO has fully performed to date under the terms of the Letter Agreement and Side Letter.

1.3 The Parties agree to cancel any further liabilities or obligations set forth in the Letter Agreement and the Side Letter.

2. Grant of Rights. STEGMANN hereby grants to CARDIO a non-revocable exclusive perpetual right to use, incorporate, modify, add to, practice and sell the results of STEGMANN’s clinical trials performed in Germany in the mid-1990’s, (the “Clinical Trials”) as well as all proprietary intellectual property developed during the Clinical Trials.

3. Royalty.

3.1 In exchange for the rights granted in Paragraph 2 above, CARDIO agrees to pay STEGMANN a royalty equal to 1% of Net Revenue (as hereinafter defined) from sales of a Fibroblast Growth Factor drug called Cardio Vascu-Grow TM (“CVG”) to be developed and distributed by CARDIO.

3.2 Net Revenue shall be defined as the invoice price charged by CARDIO for the CVG, plus the sales contribution margin paid by Cardio Phage International to CARDIO and less (a) refunds, credits and allowances actually made or allowed to customers for returned CVG, (b) customary trade discounts (including anticipations) afforded to and actually taken by customers against payment for CVG, (c) third party royalty payments (except the Royalty due under this Agreement), and (d) sales or value added tax assessed on sales (only where applicable).

3.3 Any monies due to Stegmann pursuant to sections 3.1 and 3.2 above shall be calculated on calendar quarters and shall be due and payable 90 days after the end of each calendar quarter.

3.4 STEGMANN shall not be entitled to receive any Royalty on sales of any delivery system developed to deliver CVG.

4. Term. The rights and obligations set forth in this Agreement shall commence as of the Effective Date and continue through December 31, 2013.

5. Indemnification.

5.1 CARDIO agrees to release, indemnify and hold harmless STEGMANN, against any and all losses, expenses, claims, actions, lawsuits and judgments thereon (including attorney’s fees through the appellate levels) which may be brought against STEGMANN as a result of or arising out of any negligent act or omission of CARDIO in its development, manufacture and supply of the FGF drug.

5.2 This Agreement to reimburse and indemnify under the circumstances set forth above shall continue after the termination of this Agreement.

6. No Representation of Sales. CARDIO has not made and does not hereby make any representation or warranty with respect to the approval for marketing by the FDA or the quantity of sales (if any) of CVG that CARDIO, its affiliates or sublicensees may sell. STEGMANN recognizes and acknowledges that the sale of CVG is speculative and agrees that CARDIO’s judgment and the judgment of its sublicensees and affiliates with regard to the sales of any of CVG shall be binding and conclusive upon STEGMANN. STEGMANN agrees that he will not make any claim, nor shall any liability be imposed upon CARDIO based upon any claim, that more sales could have been made or that better business could have been done than what was actually made or done by CARDIO or any of CARDIO’s sublicensees, affiliates or distribution agents.

7. Assignability. This Agreement may be assigned by CARDIO at its sole discretion.

8. Binding. This Agreement shall extend to and be binding upon the successors and legal representatives and permitted assigns of CARDIO and STEGMANN.

9. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original copy of the Agreement.

10. Governing Law. This Agreement shall be construed without regard to any conflict of laws principles, and interpreted in accordance with the laws of the State of Nevada.

11. Construction. Both parties have had the opportunity to have this Agreement reviewed by counsel. It shall not be construed more strictly against CARDIO merely because it was drafted initially by CARDIO’s counsel.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CARDIOVASCULAR BIOTHERAPEUTICS, INC.

By	/s/ Michael A. Flaa
Name	Michael A. Flaa
Title	CFO

THOMAS JOSEPH STEGMANN

/s/ Thomas Joseph Stegmann

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